EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2004, accompanying the consolidated financial statements and schedules of Horizon Medical Products, Inc. and subsidiaries incorporated by reference in the Registration Statement on Amendment No. 1. We consent to the use of the aforementioned reports incorporated by reference in the Registration Statement on Amendment No. 1, and to the use of our name as it appears under the caption “Experts.”

/s/    Grant Thornton, LLP

Grant Thornton, LLP

Atlanta, Georgia

January 21, 2005